Jet Propulsion Laboratory

California Institute of Technology

4800 Oak Grove Drive

Pasadena, California 91109-8099

(818) 354-4321

19 March, 2007

Mr. John Read

ECOtality, Inc.

6821 Thomas Rd.

Scottsdale, AZ 85251

Subject: Mechanically-Fed Metal-Air

Fuel Cell As A High Energy Power Source

JPL Task Plan No. 82-1 0777

Dear Mr. Read,

NASA's Jet Propulsion Laboratory has been developing a hydrogen storage and delivery system based on magnesium for Ecotality called Hydratus. As a part of this development program, we recently made a significant breakthrough in system performance. This breakthrough includes a novel method of reaction control for hydrogen storage and production, as described in the Attachment. The performance of this advanced Hydratus has improved significantly over the original magnesium system in a laboratory setting:

1.

The hydrogen storage capacity based on fuel alone has increased from 4.7% to 8% or 9% depending on operating mode. This is expected to allow us to meet the DOE 2010 goal of 6% hydrogen storage by weight for an entire system including tanks and plumbing.

2.

Less expensive materials of construction as a result of a drop in operating temperature of 300-400 degree C.

3.

Reduced system complexity (cost and size) resulting from approximately 80% lower heat generation.

4.

Regeneration efficiency of the reaction products is increased by approximately 400% because less energy is wasted as heat during Hydratus operation.

Based on these performance and cost improvements, JPL technical staff recommends that development efforts be shifted to focus on the advanced Hydratus, and current efforts on the original magnesium system be stopped. JPL recommends the following development activities:

A.

Further testing of a lab scale Hydratus system to obtain design data,

B.

Modeling and simulation of the Hydratus system

C.

Development of requirements for a 7kW bench scale Hydratus system

D.

Design and testing of a 7kW Hydratus system. This size represents a reasonable scaling factor, and there are potential commercial applications for 7kW generation systems

E.

Development of requirements for a 65 kW Hydratus system suitable for a bus application

F.

Design and testing of a full size 65 kW Hydratus system.

We recommend a fresh look at an overall schedule based on the above development program.

The scale and consumer application of the 65kW Hydratus system provides an incentive to insure full integration of the advice of process safety experts in the design and development of operating procedures of the Hydratus system.

Our technical team is enthusiastic about supporting this project in light of the positive technical results we have achieved to date. We look forward to meeting with you and your team to discuss the Hydratus development plan.

Sincerely,

/s/ Ken Wolfenbarger

Manager

Commercial Programs Office